Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2024 RESULTS
- Reports 8.4% Year-over-Year Revenue Growth -
- Completes $1.05 Billion Investment Grade Senior Notes Offering -
- Announced Capital Investment in the Venetian Resort through the Partner Property Growth Fund -
- Reaffirms Guidance for Full Year 2024 -

NEW YORK, NY – May 1, 2024 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2024. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
First Quarter 2024 Financial and Operating Highlights
•Total revenues increased 8.4% year-over-year to $951.5 million
•Net income attributable to common stockholders increased 13.7% year-over-year to $590.0 million and, on a per share basis, increased 9.4% year-over-year to $0.57
•AFFO attributable to common stockholders increased 10.3% year-over-year to $583.2 million and, on a per share basis, increased 6.1% year-over-year to $0.56
•Announced an agreement to provide an up to $105.0 million construction loan to Homefield Kansas City to fund the development of a Margaritaville Resort in Kansas City, Kansas, and entered into a call right agreement that provides the Company with a call option on the Margaritaville Resort, two new Homefield youth sport facilities, and the existing Homefield youth sport complex in Olathe, Kansas
•Issued $1.05 billion of investment grade senior notes to refinance existing debt
•Raised $305.5 million of gross proceeds in forward equity under the ATM program
•Ended the quarter with $514.9 million in cash, cash equivalents and short-term investments and $682.7 million of estimated forward sale equity proceeds
•Subsequent to quarter end, announced an up to $700 million investment through its Partner Property Growth Fund strategy to fund extensive reinvestment projects at The Venetian Resort Las Vegas
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “We’re pleased and proud to report that in the first quarter of 2024, we increased our quarterly revenue by approximately 8% and AFFO per share by over 6% year-over-year. After closing 2023 with our acquisition of the primary leasehold interest in Chelsea Piers, we further expanded our investment into youth sports and recreation through our Homefield Kansas City transaction. We successfully accessed both the debt and equity markets in a time of persistent market volatility, opportunistically executing a $1.05 billion investment grade bond offering at a weighted average interest rate of 5.9% and bolstering liquidity through our ATM program. By quarter end, our capital management efforts put us in a position of strong capital liquidity, with $1.2 billion of cash, cash equivalents, short-term investments and unsettled forward equity and $2.3 billion of undrawn revolver capacity.
"Subsequent to quarter end, we have committed to increasing our investment in The Venetian Resort through an agreement to provide up to $700 million to fund extensive reinvestment projects across the marquee Las Vegas property. The Venetian Resort operating team has driven strong performance since VICI and Apollo acquired the property in 2022, and we look forward to supporting our partners as they aim to continue to elevate the guest experience and further maximize the economic profitability of the property. This transaction exemplifies the value of our Partner Property Growth Fund strategy, which we believe is unique to our portfolio. It provides attractive capital deployment opportunities to further invest into our owned real estate and support existing partners as they optimize the operations within our properties."
First Quarter 2024 Financial Results
Total Revenues
Total revenues were $951.5 million for the quarter, an increase of 8.4% compared to $877.6 million for the quarter ended March 31, 2023. Total revenues for the quarter included $135.7 million of non-cash leasing and financing adjustments and $19.3 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $590.0 million for the quarter, or $0.57 per share, compared to $518.7 million, or $0.52 per share, for the quarter ended March 31, 2023.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $590.0 million for the quarter, or $0.57 per share, compared to $520.2 million, or $0.52 per share, for the quarter ended March 31, 2023.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $583.2 million for the quarter, an increase of 10.3% compared to $528.6 million for the quarter ended March 31, 2023. AFFO per share was $0.56 for the quarter, an increase of 6.1% compared to $0.53 for the quarter ended March 31, 2023.
First Quarter 2024 Acquisitions and Portfolio Activity
Acquisitions and Investments
On January 23, 2024, the Company announced that it had entered into a construction loan agreement for up to $105.0 million in financing to affiliates of Homefield Kansas City (“Homefield”) to fund the development of a Margaritaville Resort in Kansas City, Kansas. Simultaneous with entering into the loan agreement, the Company entered into a call right agreement that provides the Company with a call option on (i) the Margaritaville Resort, (ii) the new Homefield youth sports training facility, (iii) the new Homefield baseball center, and (iv) the existing Homefield youth sports complex in Olathe, Kansas. The Company also received a right of first refusal to acquire the real estate of any future Homefield property, should Homefield elect to monetize such assets in a sale-leaseback transaction. If the call option is exercised, all of the properties, including the Margaritaville Resort, will be subject to a single long-term triple net master lease with the Company.
Subsequent to quarter end, on May 1, 2024, the Company announced that it will provide up to $700.0 million of capital to The Venetian Resort Las Vegas ("The Venetian Resort") for extensive reinvestment projects through its Partner Property Growth Fund strategy (the "Venetian Capital Investment"). The Venetian Capital Investment will be comprised of $400.0 million expected to be drawn in 2024 and an incremental $300.0 million that The Venetian Resort will have the option, but not the obligation, to draw in whole or in part until November 1, 2026. The initial $400.0 million investment will be funded in three quarterly draws based on a fixed funding schedule: $100.0 million in Q2 2024, $150.0 million in Q3 2024 and $150.0 million in Q4 2024. Annual rent under the existing Venetian Resort lease (the “Venetian Resort Lease”) will increase commencing on the first day of the quarter immediately following each capital funding at a 7.25% yield (the "Incremental Venetian Rent"). The Incremental Venetian Rent will begin escalating annually at 2.0% on March 1, 2029 and, commencing on March 1, 2031, will begin escalating on the same terms as the rest of the rent payable under the Venetian Resort Lease with annual escalation equal to the greater of 2.0% or CPI, capped at 3.0%. The Venetian Capital Investment is expected to be funded with a combination of cash and proceeds from the partial settlement of the Company's outstanding forward equity sale agreements.
First Quarter 2024 Capital Markets Activity
On March 18, 2024, VICI Properties L.P., a subsidiary of the Company, issued $1.05 billion of investment grade senior notes, comprised of (i) $550.0 million in aggregate principal amount of 5.750% Senior Notes due 2034 and (ii) $500.0 million in aggregate principal amount of 6.125% Senior Notes due 2054 (collectively, the "March 2024 Notes"). The adjusted weighted average interest rate for the March 2024 Notes is 5.929%, and the adjusted weighted average interest rate, after taking into account the impact of forward-starting interest rate swaps, is 5.899%. The Company used the net proceeds of the March 2024 Notes offering to redeem its outstanding (i) $1,024.2 million in aggregate principal amount of 5.625% senior exchange notes due 2024 and (ii) $25.8 million in aggregate principal amount of 5.625% senior notes due 2024.
From March 2023 through March 2024, the Company entered into seven forward-starting interest rate swap agreements having an aggregate notional amount of $500.0 million. In connection with the March 2024 Notes offering, the Company settled the outstanding forward-starting interest rate swaps for total proceeds of $2.8 million. Since the forward-starting swaps were hedging the interest rate risk on the March 2024 Notes, the unrealized gain, which was recorded in Accumulated other comprehensive income on the Company's consolidated balance sheets, will be amortized over the term of the respective derivative instruments as a reduction in interest expense.
During the three months ended March 31, 2024, the Company sold a total of 9,662,116 shares under its ATM program at a weighted average price per share of $31.61 for a gross value of $305.5 million, all of which were sold subject to a forward sale agreement. The Company did not receive any proceeds from the sale of shares at the time it entered into the Q1 2024 ATM forward sale agreement.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Three Months Ended March 31,
Common Stock Outstanding	2024	2023
Beginning Balance January 1,	1,042,702,763	963,096,563
Issuance of common stock upon physical settlement of forward sale agreements	—	40,592,592
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	434,268	515,763
Ending Balance March 31,	1,043,137,031	1,004,204,918

The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended March 31,
(in thousands)	2024	2023
Determination of shares:
Weighted-average shares of common stock outstanding	1,042,405	1,001,527
Assumed conversion of restricted stock	412	1,073
Assumed settlement of forward sale agreements	495	1,232
Diluted weighted-average shares of common stock outstanding	1,043,312	1,003,831
Balance Sheet and Liquidity
As of March 31, 2024, the Company had approximately $17.1 billion in total debt and approximately $3.5 billion in liquidity, comprised of $485.3 million in cash and cash equivalents, $29.6 million in short-term investments, $682.7 million of estimated net proceeds available upon physical settlement of 22,856,855 shares outstanding under our forward sale agreements, and approximately $2.3 billion of availability under its revolving credit facility. In addition, the revolving credit facility includes the option to increase the revolving loan commitments by up to $1.0 billion to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.
The Company’s outstanding indebtedness as of March 31, 2024 was as follows:

($ in millions USD)	March 31, 2024
Revolving Credit Facility
USD Borrowings	$—
CAD Borrowings(1)	158.8
GBP Borrowings(1)	11.4
3.500% Notes Due 2025	750.0
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding	$14,120.2
MGM Grand/Mandalay Bay CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding	$17,120.2
Cash, Cash Equivalents and Short-Term Investments	$514.9
Net Debt	$16,605.3

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(1) Based on applicable exchange rates as of March 31, 2024.
Dividends
On March 7, 2024, the Company declared a regular quarterly cash dividend of $0.415 per share. The Q1 2024 dividend was paid on April 4, 2024 to stockholders of record as of the close of business on March 21, 2024 and totaled in aggregate approximately $432.9 million.
2024 Guidance
The Company is reaffirming AFFO guidance for the full year 2024. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2024 will be between $2,320 million and $2,355 million, or between $2.22 and $2.25 per diluted common share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s full-year 2024 guidance:

For the Year Ending December 31, 2024 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$2,320	$2,355
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.22	$2.25
Estimated Weighted Average Share Count for the Year (in millions)	1,046.0	1,046.0
The above per share estimates reflect the dilutive effect of the 22,856,855 shares pending under the Company's outstanding forward sale agreements as calculated under the treasury stock method. VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, May 2, 2024 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 260548. An audio replay of the conference call will be available from 1:00 p.m. ET on May 2, 2024 until midnight ET on May 9, 2024 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 949359.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on May 2, 2024, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading operators in other experiential sectors, including Bowlero, Cabot, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield and Kalahari Resorts. VICI Properties also owns four championship golf courses and 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are:

the impact of changes in general economic conditions and market developments, including inflation, interest rates, supply chain disruptions, consumer confidence levels, changes in consumer spending, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the impact of increased interest rates on us, including our ability to successfully pursue investments in, and acquisitions of, additional properties and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our recently closed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connections with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund; our ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our recently completed transactions; the impact of changes to the U.S. federal income tax laws; the possibility of adverse tax consequences as a result of our recently completed transactions, including tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our recently completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters, war, political and public health conditions or uncertainty or civil unrest, violence or terrorist activities or threats on our properties and changes in economic conditions or heightened travel security and health measures instituted in response to these events; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; our reliance on distributions received from our subsidiaries, including VICI Properties OP LLC, to make distributions to our stockholders; the potential impact on the amount of our cash distributions if we were to sell any of our properties in the future; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.

Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) our proportionate share of such adjustments from our investment in unconsolidated affiliate.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other losses (gains), deferred income tax benefits and expenses, other non-recurring non-cash transactions, our proportionate share of non-cash adjustments from our investment in unconsolidated affiliate (including the amortization of any basis differences) with respect to certain of the foregoing and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), income tax expense and our proportionate share of such adjustments from our investment in unconsolidated affiliate.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2024	December 31, 2023
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$22,985,837	$23,015,931
Investments in leases - financing receivables, net	18,266,712	18,211,102
Investments in loans and securities, net	1,224,987	1,144,177
Land	150,727	150,727
Cash and cash equivalents	485,318	522,574
Short-term investments	29,579	—
Other assets	1,014,713	1,015,330
Total assets	$44,157,873	$44,059,841

Liabilities
Debt, net	$16,711,739	$16,724,125
Accrued expenses and deferred revenue	186,556	227,241
Dividends and distributions payable	437,766	437,599
Other liabilities	1,003,254	1,013,102
Total liabilities	18,339,315	18,402,067

Stockholders’ equity
Common stock	10,431	10,427
Preferred stock	—	—
Additional paid-in capital	24,124,875	24,125,872
Accumulated other comprehensive income	156,640	153,870
Retained earnings	1,122,878	965,762
Total VICI stockholders’ equity	25,414,824	25,255,931
Non-controlling interests	403,734	401,843
Total stockholders’ equity	25,818,558	25,657,774
Total liabilities and stockholders’ equity	$44,157,873	$44,059,841
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Note: As of March 31, 2024 and December 31, 2023, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and securities and Other assets (sales-type sub-leases) are net of allowance for credit losses of $801.2 million, $711.5 million, $22.0 million and $21.0 million, respectively, and $701.1 million, $703.6 million, $29.8 million and $18.7 million, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Revenues
Income from sales-type leases	$512,772	$478,394
Income from lease financing receivables, loans and securities	409,301	371,069
Other income	19,312	18,339
Golf revenues	10,096	9,845
Total revenues	951,481	877,647

Operating expenses
General and administrative	16,192	15,005
Depreciation	1,133	814
Other expenses	19,312	18,339
Golf expenses	6,511	5,952
Change in allowance for credit losses	106,918	111,477
Transaction and acquisition expenses	305	(958)
Total operating expenses	150,371	150,629

Income from unconsolidated affiliate	—	1,280
Interest expense	(204,882)	(204,360)
Interest income	5,293	3,047
Other (losses) gains	(156)	1,963
Income before income taxes	601,365	528,948
Provision for income taxes	(1,562)	(1,087)
Net income	599,803	527,861
Less: Net income attributable to non-controlling interests	(9,787)	(9,121)
Net income attributable to common stockholders	$590,016	$518,740

Net income per common share
Basic	$0.57	$0.52
Diluted	$0.57	$0.52

Weighted average number of common shares outstanding
Basic	1,042,404,634	1,001,526,645
Diluted	1,043,311,636	1,003,831,325

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Net income attributable to common stockholders	$590,016	$518,740
Real estate depreciation	—	—
Joint venture depreciation and non-controlling interest adjustments	—	1,426
FFO attributable to common stockholders	590,016	520,166
Non-cash leasing and financing adjustments	(135,666)	(122,834)
Non-cash change in allowance for credit losses	106,918	111,477
Non-cash stock-based compensation	3,793	3,467
Transaction and acquisition expenses	305	(958)
Amortization of debt issuance costs and original issue discount	16,509	19,682
Other depreciation	846	783
Capital expenditures	(432)	(988)
Other losses (gains) (1)	156	(1,963)
Deferred income tax provision	435	—
Joint venture non-cash adjustments and non-controlling interest adjustments	291	(227)
AFFO attributable to common stockholders	583,171	528,605
Interest expense, net	183,080	181,631
Income tax expense	1,127	1,087
Joint venture adjustments and non-controlling interest adjustments	(2,128)	(1,021)
Adjusted EBITDA attributable to common stockholders	$765,250	$710,302

Net income per common share
Basic	$0.57	$0.52
Diluted	$0.57	$0.52
FFO per common share
Basic	$0.57	$0.52
Diluted	$0.57	$0.52
AFFO per common share
Basic	$0.56	$0.53
Diluted	$0.56	$0.53
Weighted average number of shares of common stock outstanding
Basic	1,042,404,634	1,001,526,645
Diluted	1,043,311,636	1,003,831,325
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(1) Represents non-cash foreign currency remeasurement adjustments.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended March 31,
	2024	2023
Contractual revenue from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$137,624	$132,952
Caesars Las Vegas Master Lease	117,305	113,619
MGM Grand/Mandalay Bay Lease	77,984	69,922
The Venetian Resort Las Vegas Lease	65,019	63,125
Greektown Lease	13,213	12,830
Hard Rock Cincinnati Lease	11,541	11,176
Southern Indiana Lease	8,371	8,247
Century Master Lease (excluding Century Canadian Portfolio)	10,971	6,865
Margaritaville Lease	6,676	6,394
Income from sales-type leases non-cash adjustment (1)	64,068	53,264
Income from sales-type leases	512,772	478,394

Contractual income from lease financing receivables
MGM Master Lease	186,150	187,500
Harrah's NOLA, AC, and Laughlin	44,477	42,966
JACK Entertainment Master Lease	17,685	17,423
Mirage Lease	22,950	22,500
Gold Strike Lease	10,733	5,000
Foundation Gaming Master Lease	6,123	6,063
PURE Canadian Master Lease	4,067	3,809
Century Canadian Portfolio	3,206	—
Bowlero Master Lease	7,900	—
Chelsea Piers Lease	6,000	—
Income from lease financing receivables non-cash adjustment (1)	71,641	69,577
Income from lease financing receivables	380,932	354,838

Contractual interest income
Senior Secured Notes	2,401	108
Senior Secured Loans	7,849	10,264
Mezzanine Loans & Preferred Equity	18,162	5,866
Income from loans non-cash adjustment (1)	(43)	(7)
Income from loans	28,369	16,231
Income from lease financing receivables and loans	409,301	371,069

Other income	19,312	18,339
Golf revenues	10,096	9,845
Total revenues	$951,481	$877,647
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(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com